Exhibit 1.1

Execution Version

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 9th day of December, 2021, by and between MSD Valley Investments, LLC (“Seller”) and BrightView Holdings, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, after due consideration, the board of directors and the audit committee of the board of directors of the Purchaser have approved the Repurchase Transaction (as defined below) and related transactions that may be required in connection with the Repurchase Transaction.

       WHEREAS, the Seller desires to sell shares beneficially owned by them of common stock, par value $0.01 per share, of the Purchaser (“Common Shares”) to the Purchaser and the Purchaser desires to purchase Common Shares from the Seller, on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF COMMON SHARES

Section 1.1            Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, 5,906,954 shares (the “Shares”) of common stock, par value $0.01 per share, of the Purchaser. The purchase price for the Shares shall be $13.98 per share, resulting in a total purchase price of $82,579,216.92 (the “Purchase Price”). Purchaser confirms and agrees with Seller that the Shares shall not be included in calculating any applicable contractual restriction on transfer relating to the remaining Common Shares held by Seller not subject to the Repurchase Transaction.

Section 1.2            Closing. The closing of the Repurchase Transaction shall take place at 10:00 a.m. New York time, on a date to be specified by the Purchaser, which shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in Article V (such date, the “Closing Date”). On the Closing Date, the Seller shall deliver or cause to be delivered to the Purchaser all of the Seller’s right, title and interest in and to the Shares by an appropriate method reasonably agreed to by the Purchaser and the Seller, together, in each case, with all documentation reasonably necessary to transfer to Purchaser right, title and interest in and to the Shares. On the Closing Date, the Purchaser shall pay to the Seller the Purchase Price in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Seller to the Purchaser.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Purchaser as to itself, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date.

Section 2.1            Existence and Power.

(a)               Seller has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)               The execution and delivery of this Agreement by Seller and the consummation by the Seller of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Securities Exchange Act of 1934) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Seller; and (ii) except as would not have an adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which such Seller is a party or with the Seller’s organizational documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of Seller or cause the acceleration or termination of any obligation or right of the Seller or any other party thereto.

Section 2.2          Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Seller and, constitutes a legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 2.3           Title to Shares. Seller has good and valid title to the Shares free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim (other than pursuant to securities laws or agreements with the Company), and has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Shares or its ownership rights in such Shares, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Shares.

Section 2.4            Sophistication of Seller. Seller acknowledges and agrees that, except as set forth in this Agreement, the Purchaser is not making any express or implied warranties in connection with the Repurchase Transaction. Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase Transaction and of making an informed investment decision. Seller and/or Seller’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Purchaser concerning the Shares and the Purchaser and all such questions have been answered to the Seller’s full satisfaction. Seller is not relying on the Purchaser with respect to the tax and other economic considerations of the Repurchase Transaction, and Seller has relied on the advice of, or has consulted with, Seller’s own advisors.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the following representations and warranties to the Seller, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date.

Section 3.1            Existence and Power.

(a)               The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b)               The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to the Securities Exchange Act of 1934) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Purchaser; and (ii) except as would not have an adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Purchaser is a party, with the Purchaser’s certificate of incorporation or bylaws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Purchaser or cause the acceleration or termination of any obligation or right of the Purchaser or any other party thereto.

Section 3.2            Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 3.3            Sufficient Funds; Solvency. Purchaser has as of the date hereof and will have as of the Closing Date access to fully committed funds sufficient to consummate the transactions contemplated by this Agreement. Purchaser presently has, and immediately following the consummation of and after giving effect to, the Repurchase Transaction, will be able to pay its known and reasonably anticipated debts as they become due in the usual course of business, or has or will have total assets which are greater than the sum of its total liabilities.

ARTICLE IV
COVENANTS

The Purchaser hereby covenants and agrees to perform, prior to the Closing Date, each of the following:

Section 4.1            HSR Approval. Purchaser shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, as promptly as practicable, all things necessary, proper and advisable pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) as they relate to this Repurchase Transaction in order to receive approval under the HSR Act to consummate the Repurchase Transaction, and to request early termination of the waiting period prior to the termination date hereunder; including submitting the Purchaser’s HSR filing within five business days of this Agreement.

ARTICLE V
CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject to the fulfillment, or waiver by Seller on or prior to Closing, of the conditions set forth in Sections 5.1 and 5.3 below. The obligations of Purchaser to consummate the transactions provided for herein are subject to the fulfillment, or waiver by Purchaser on or prior to Closing, of the conditions set forth in Sections 5.2 and 5.3 below.

Section 5.1           Representations of Purchaser. The representations and warranties of Purchaser set forth in Article III shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except for those breaches, if any, of such representations and warranties that in the aggregate would not have a material adverse effect upon the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 5.2           Representations of Seller. The representations and warranties of Seller set forth in Article II shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except for those breaches, if any, of such representations and warranties that in the aggregate would not have a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 5.3            HSR Act. (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, or (b) notice of early termination shall have been received.

ARTICLE VI
TERMINATION

Section 6.1            Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing: (a) by Purchaser or Seller if Closing shall not have occurred on or before January 31, 2022; or (b) by mutual prior written consent of Purchaser and Seller; provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a) above if such Party or its Affiliates are at such time in material breach of this Agreement.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1            Notice. Any notice provided for in this Agreement shall be in writing and shall be either delivered electronically or by telefax, personally delivered or sent by reputable overnight courier service (charges prepaid) to the address and to the attention of the person set forth in this Agreement. Notices will be deemed to have been given hereunder when delivered personally or by e-mail, and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

If delivered to the Purchaser, to:

BrightView Holdings, Inc.

980 Jolly Road

Blue Bell, Pennsylvania 19422
Attention: Executive Vice President, Chief Legal Officer and Corporate Secretary
Fax no.: [omitted]

Email: [omitted]

if to the Seller, to:

c/o MSD Valley Investments, LLC

645 Fifth Avenue, 21st Floor

New York, New York, 10022

Attention: [omitted]
Email: [omitted]

After March 1, 2022

c/o MSD Partners, L.P.

One Vanderbilt Avenue, 26th Floor

New York, New York 10017

Attention: [omitted]
Email: [omitted]

Section 7.2        Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Repurchase Transaction embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 7.3           Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 7.4            Counterparts. This Agreement may be signed in one or more counterparts (which may be delivered in original form, facsimile, electronically or “pdf” file thereof), each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 7.5            Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to principles of conflicts of laws. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.

Section 7.6            No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 7.7           Release. Except in respect of any claim of a breach of this Agreement, (i) the Seller does hereby release the Purchaser, its shareholders, its affiliates and successors, and all of the Purchaser’s directors, officers, employees and agents (collectively, the “Company Parties”), and the Seller agrees that the Seller will not file any claim, charge, or lawsuit for the purpose of obtaining any monetary awards in connection with the Repurchase Transaction, and (ii) Purchaser does hereby release Seller, their respective general and limited partners, affiliates and successors, and all of the Seller’s directors, officers, managers, members, employees and agents (collectively, the “Seller Parties”), and Purchaser agrees that Purchaser will not file any claim, charge, or lawsuit for the purpose of obtaining any monetary awards in connection with the Repurchase Transaction. The parties acknowledge that the foregoing release includes, but is not limited to, any claim arising under any federal, state, or local law, whether statutory or judicial, or ordinance, or any administrative regulation.

Section 7.8          Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 7.9           No Broker. Each party represents to the other party that it has not engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 7.10         Further Assurances. Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 7.11        Costs and Expenses. Each party hereto shall pay their own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 7.12          Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

BRIGHTVIEW HOLDINGS, INC.

By:	/s/ Andrew Masterman
Name:	Andrew Masterman
Title:	Chief Executive Officer

SELLER:

MSD VALLEY INVESTMENTS, LLC

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Vice President